Exhibit 99.(m)(2)

AMENDED AND RESTATED CLASS S DISTRIBUTION PLAN

of

SENTINEL GROUP FUNDS, INC.

Pursuant to Rule 12b-1

Amended and Restated Class S Distribution Plan  dated as of January 31, 2014 of  Sentinel Group Funds, Inc., a Maryland corporation (the “Company”) and Sentinel Financial Services Company (the “Distributor”).

WITNESSETH:

WHEREAS, the Company is engaged in business as a series open-end investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Distributor is a securities firm engaged in the business of marketing shares of investment companies through other financial intermediaries; and

WHEREAS, the Company has entered into a Distribution Agreement with the Distributor, pursuant to which the Distributor acts as the primary distributor of the Company’s shares, and the sole distributor and representative of the Company in the offer and sale, primarily through financial intermediaries, of the common stock, par value $.01 per share, of each Fund of the Company, including in particular the Class S shares of each Fund that may be authorized by the Board of Directors to issue Class S shares (“Class S Classes”); and

WHEREAS, the Company adopted a Distribution Plan, effective as of December 9, 2004 pursuant to Rule 12b-1 under the Investment Company Act, pursuant to which the Company pays certain fees to the Distributor with respect to the shares of the Company’s Class S Classes(the “Initial Distribution Plan”); and

WHEREAS, the Initial Distribution Plan was amended as of June 5, 2005, and further amended as of March 15, 2007; and

WHEREAS, the Directors of the Company, including a majority of the non-interested Directors (as defined in Section 7 herein) have determined to amend and restate the Initial Distribution Plan, as amended, as set forth herein and have determined that there is a reasonable likelihood that adoption of this Amended and Restated Plan (the “Plan”) will benefit the Class S Class of the Sentinel Low Duration Bond Fund and its shareholders.

NOW, THEREFORE, the Company hereby adopts, and the Distributor hereby agrees to the terms of, this Amended and Restated Plan in accordance with Rule 12b-1 under the Investment Company Act on the following terms and conditions:

1.  The Company shall, for the purpose and on the further terms and conditions set forth herein, pay to the Distributor an amount equal to the aggregate of the distribution expenditures relating to the sale of the shares of common stock of each Class S Class of the Company, up to a maximum of 0.50% per annum of average daily net assets of such Class.

2.  The Company shall reimburse the Distributor for expenses actually incurred by the Distributor for: (a) distribution fees paid to financial intermediaries who have executed an agreement with the Distributor, as provided in paragraph 3 below; (b) salaries and expenses of the Distributor’s wholesale sales force, and the Distributor’s home office management and marketing personnel; (c) expenses incurred by the Distributor for the occupancy of its office space; (d) expenses incurred by the Distributor with respect to equipment and supplies; (e) expenses incurred for the preparation, printing and distribution of sales literature used in connection with the offering of the Company’s shares to the public; (f) expenses incurred in advertising, promoting and selling shares of the Company to the public; (g) expenses incurred for the preparation, printing and distribution of the prospectus and statement of additional information of the Company, and any supplement thereto used in connection with the offering of the Company’s shares to the public; and (h) expenses incurred for the printing of additional copies for use by the Distributor as sales literature of reports and other communications which were prepared by the Company for distribution to existing shareholders.  Reimbursements contemplated under clauses (b) through (h), above, shall be paid monthly upon receipt by the Company of a written expense report detailing the expenses qualifying for such reimbursement and purposes thereof.  In the event that for any Fund or Funds the aggregate of these reimbursable expenses exceeds the maximums set forth in paragraph 1 above, then the expenses described in clause (a) of this paragraph 2 shall have priority over those reimbursements to be made to the Distributor under clauses (b) through (h) of this paragraph 2.  In such event, the Distributor will not be reimbursed for any unreimbursed eligible expenses from any other Fund, or in any future year.

The agreements contemplated by paragraph 2(a) above shall permit payments to financial intermediaries by the Distributor only in accordance with the provisions of this paragraph.  The Distributor may pay to the other party of any agreement a periodic fee for distribution, marketing and shareholder services provided by such other party in an amount up to the maximum annual percentage allowed in Paragraph 1 of this Plan of the average daily net asset value of the Qualifying Shares of each such Fund held by such other party’s clients for the period as determined by the Distributor.  “Qualifying Shares” shall mean those shares sold by such other parties after the Effective Date of this Plan, shares of predecessor funds of the Company as to which such distribution fees were earned under the distribution plan under Rule 12b-1 of such predecessor funds, and shares resulting from the reinvestment of dividends and distributions on such shares.

3.  The Distributor shall prepare reports to the Board of Directors of the Company on a quarterly basis summarizing all payments made by it pursuant to this Plan and the agreements contemplated hereby, the purposes for which such payments were made and such other information as the Board of Directors or the Directors who are not interested persons may reasonably request from time to time.

4.  This Plan shall initially become effective as to Class S Class upon its approval by (a) a majority of the outstanding voting securities (as such phrase is defined in the Investment Company Act) of such Class, and (b) a majority of the members of the Board of Directors of the Company, including a majority of the members of the Board of Directors who are not interested persons of the Company and have no direct or indirect financial interest in the operation of the Plan, with votes cast in person at a meeting called for the purpose of voting on the Plan, and (c) upon the effectiveness of a Post-Effective Amendment to the Company’s Registration Statement reflecting this Plan, filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933.  The date on which the last of (a), (b) and (c) occurs with respect to a Class S Class shall be the “Effective Date” with respect to such Class S Class.

5.  Upon receipt of the approvals required by paragraph 4 above, this Plan and the agreements contemplated hereby shall continue in effect with respect to any Class S Class beyond the first anniversary of its adoption by the Board of Directors of the Company only so long as (a) its continuation is approved at least annually in the manner set forth in either clause (a) or clause (b) of paragraph 4 above and (b) the selection and nomination of those Directors of the Company who are not interested persons of the Company are committed to the discretion of such Directors.

6.  This Plan or any agreement related to this Plan may be terminated without penalty at any time by a majority of those Directors of the Company who are not interested persons of the Company and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, or with respect to any Class S Class, by the holders of a majority of the outstanding voting securities of such Class S Class.

7.  This Plan may not be amended to increase the maximum amount permitted to be expended hereunder except with the approval of the holders of a majority of the outstanding voting securities of any affected Class S Class, and may not be amended in any other material respect except with the approval of the majority of the members of the Board of Directors of the Company who are not interested persons of the Company and have no direct or indirect financial interest in the operation of the Plan (the “non-interested Directors”).  Amendments required to conform to changes in the Rule shall not be deemed to be material amendments.  The Plan or any agreement related to the Plan will terminate automatically in the event of its assignment.

8.  The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 3 hereof, for a period of not less than six years from the date of the Plan, or the agreements or reports, as the case may be, the first two years in an easily accessible place.